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                                  EXHIBIT 21

                                 SUBSIDIARIES

Genesis Microchip Inc.
165 Commerce Valley Drive West
Thornhill, Ontario
Canada
L3T 7V8

Accent, Inc. (California)
Commerce Valley ULC (Canada)
Genesis Microchip Corp. (California)
Genesis Atlantic Holding Corporation (Canada)
Paradise Electronics Inc. (California)
South Park Thornhill L.P. (California)
Unionville L.P. (California)